Exhibit 10.27

anteris technologies global corp.

Non-Employee Director Compensation Policy

This Non-Employee Director Compensation Policy (this “Policy”) has been established, effective as of the date of execution (by the applicable parties) of the underwriting agreement relating to the U.S. initial public offering of the common stock of Anteris Technologies Global Corp. (the “Effective Date”), to allow each member of the Board of Directors (the “Board”) of Anteris Technologies Global Corp. (the “Company”) who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) to receive cash and equity compensation as set forth herein. This Policy shall remain in effect until it is revised or rescinded by further action of the Board, and this Policy may be amended, modified or terminated by the Board at any time in its sole discretion.

1.	Cash Compensation.

Annual cash retainers in the amounts set forth below will be paid automatically and without further action of the Board to each Non-Employee Director (other than the Non-Employee Director who serves as Non-Executive Board Chair (the “Board Chair”)) for their service in each position, as denoted below (collectively, the “Annual Retainers”), unless such Non-Employee Director declines the receipt of such retainer by written notice to the Company:

Position	Cash Amount
Board Member	$45,000
Lead Independent Director (if applicable)	$25,000
Audit Committee Chair*	$20,000
Compensation Committee Chair*	$15,000
Nominating & Governance Committee Chair*	$10,000
Audit Committee Member	$10,000
Compensation Committee Member	$7,500
Nominating & Governance Committee Member	$5,000

*	Annual Retainers for Committee chairs will be paid in lieu of, not in addition to, Annual Retainers for Committee members.

The Board Chair will receive an Annual Retainer equal to $150,000 (also paid automatically and without further action of the Board) and will not be eligible to receive the base Board Member retainer or any additional cash retainers for his or her service on any committee(s) of the Board, including as chair of any committee.

The Annual Retainers will be earned on a calendar quarter basis and will be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director (including the Board Chair) only serves for a portion of a calendar quarter (in any position), such Non-Employee Director will receive a prorated portion of the Annual Retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter, with such prorated portion determined based on the number of days during which the Non-Employee Director served as a Non-Employee Director (or in the applicable position(s)) during the applicable calendar quarter. A Non-Employee Director may elect on an annual basis, at such time required by, and in accordance with, applicable law and the Company’s election policies, to receive the Annual Retainers in the form of shares of common stock, par value $0.0001, of the Company (“Common Stock”). If such election is timely made, the shares of Common Stock to be paid in lieu of the cash amounts shall be issued at the same time that the cash Annual Retainers are paid.

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For as long as the Company is listed on the Australian Securities Exchange (“ASX”), the total aggregate amount of directors’ fees payable to all Non-Employee Directors for the purposes of ASX listing rule 10.17 is US$2 million, unless increased by approval of the Company’s stockholders in accordance with ASX listing rule 10.17.

2.             Equity Compensation.

For as long as the Company is listed on the ASX, the equity compensation described in this Policy will be granted to each Non-Employee Director subject to the approval of the Company’s stockholders on a per grant basis, unless the underlying security which is acquired on exercise of the option or otherwise on satisfaction of right is purchased on-market (as specified in an award agreement). A Non-Employee Director may decline the receipt of such equity compensation by written notice to the Company at any time.

Furthermore, all equity compensation described in this Policy will be subject to the terms and provisions of the Company’s Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and will be subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board.

Annual Awards.

Each Non-Employee Director who (a) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Date and (b) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, will be granted, subject to the approval of the Company’s stockholders at such Annual Meeting, an award of restricted stock units over Common Stock (“RSUs”) that has an aggregate fair value on the date of such Annual Meeting of $125,000, except for the Board Chair, who will receive an award with an aggregate fair value on the date of such Annual Meeting of $250,000 (the “Annual RSU Award”).

Notwithstanding the foregoing, the number of RSUs subject to the Annual RSU Award will be prorated for each Non-Employee Director who (i) is initially elected or appointed to the Board after the Effective Date on a date other than the date of an Annual Meeting and (ii) has served on the Board for fewer than six months prior to the next Annual Meeting to occur after his or her election or appointment based on the number of days that such Non-Employee Director has served since the date of election or appointment, and such grant will be made, subject to the approval of the Company’s stockholders at the next Annual Meeting immediately following such Non-Employee Director’s election or appointment, on the date of such next Annual Meeting.

Each Annual RSU Award will vest on the earlier of (a) the date of the first Annual Meeting following the date of grant and (b) the first anniversary of the date of grant, subject to the Non-Employee Director remaining in service on the Board through the applicable vesting date. Shares of Common Stock subject to any vested Annual RSU Award will be issued within 30 days of the vesting date. Any portion of an Annual RSU Award that remains unvested at the time of a Non-Employee Director’s termination of service on the Board will be forfeited. Notwithstanding the foregoing, all of a Non-Employee Director’s Annual RSU Awards will vest in full immediately prior to the consummation of a Change in Control (as defined in the Equity Plan), to the extent the awards are outstanding at such time.

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IPO Awards.

Except as otherwise determined by the Board and subject to the approval of the Company’s stockholders, each Non-Employee Director who is on the Board as of the Effective Date will be granted, on the Effective Date, an award of RSUs that has an aggregate fair value on the Effective Date equal to $250,000, except for the Board Chair, who will receive an award with an aggregate fair value on the Effective Date of $500,000 (the “IPO RSU Award”).

Each IPO RSU Award will vest in three substantially equal installments on the first three anniversaries of the date of grant, subject to the Non-Employee Director remaining in service on the Board through each vesting date. Shares of Common Stock subject to any vested portion of the IPO RSU Award will be issued within 30 days of the applicable vesting date. Any portion of an IPO RSU Award that remains unvested at the time of a Non-Employee Director’s termination of service on the Board will be forfeited. Notwithstanding the foregoing, all of a Non-Employee Director’s IPO RSU Awards will vest in full immediately prior to the consummation of a Change in Control (as defined in the Equity Plan), to the extent the awards are outstanding at such time.

Initial Awards.

Except as otherwise determined by the Board and subject to the approval of the Company’s stockholders, each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date will be granted on the date of such Non-Employee Director’s initial election or appointment (the “Start Date”), an award of RSUs that has an aggregate fair value on such Non-Employee Director’s Start Date equal to $250,000 (the “Initial RSU Award”). For the avoidance of doubt, no Non-Employee Director will be granted more than one Initial RSU Award and a Non-Employee Director elected for the first time to the Board at an Annual Meeting will be eligible to receive only an Initial RSU Award in connection with such election.

Each Initial RSU Award will vest in three substantially equal installments on the first three anniversaries of the date of grant, subject to the Non-Employee Director remaining in service on the Board through each vesting date. Shares of Common Stock subject to any vested portion of the IPO RSU Award will be issued within 30 days of the applicable vesting date. Any portion of an Initial RSU Award that remains unvested at the time of a Non-Employee Director’s termination of service on the Board will be forfeited. Notwithstanding the foregoing, all of a Non-Employee Director’s Initial RSU Awards will vest in full immediately prior to the consummation of a Change in Control (as defined in the Equity Plan), to the extent the awards are outstanding at such time.

Employee Directors and Termination of Employment. A member of the Board who is an employee of the Company or any parent or subsidiary of the Company (an “Affiliate”) who subsequently terminates their employment with the Company and all Affiliates but remains on the Board will not receive an Initial RSU Award under this Policy. However, to the extent that such Board member is otherwise eligible, the Board member will be eligible to receive Annual RSU Awards after the termination of their employment with the Company and all Affiliates.

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3.	Expenses.

Non-Employee Directors will be reimbursed for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

4.	Miscellaneous.

The rights, benefits or interests an eligible Non-Employee Director may have under this Policy are not assignable or transferable and shall not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges, charges or other legal process of the Non-Employee Director or his or her creditors. Furthermore, this Policy is intended to comply with applicable legal and stock exchange requirements and shall be interpreted and operated accordingly.

The adoption and maintenance of this Policy shall not be deemed to be a contract between the Company and any Non-Employee Director to retain his or her position as a Non-Employee Director of the Company.

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